CORNELL
CAPITAL PARTNERS

101 Hudson Street, Suite 3700
Jersey City, NJ 07302
(201) 985 8300 • FAX (201) 985 8266
www.cornellcapital.com

October 7, 2005

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia
V6V 2J1

Re: Registration rights on financial instruments held by Cornell Capital Partners, LP and Highgate House Funds

The following financial instruments are held by/related to Cornell Capital Partners:

Date of Instrument	Financial Instrument	Amount	Held by
March 22 05	5% convertible preferred stock	$ 4.0 million	Cornell Capital Partners LP
May 27 05	5% convertible debenture	$ 1.5 million	Cornell Capital Partners LP
June 23 05	10% convertible debenture	$ 8.0 million	Cornell Capital Partners LP
June 23 05	10% convertible debenture	$ 20.0 million	Cornell Capital Partners LP
June 23 05	10% convertible debenture	$ 2.0 million	Highgate House Funds
June 23 05	Standby equity line of credit	$160.0 million	Cornell Capital Partners LP

SmarTire's SB-2 registration statement was withdrawn on September 23, 2005. The withdrawal of this registration statement resulted in SmarTire being in non-compliance with Section 2 of the investor registration rights agreements related to the convertible debentures and preferred shares listed above.

Cornell agrees that SmarTire, at this time, is not in default of these agreements pending the filing of a new registration statement and Cornell waives its rights under the default provisions affected by this non-compliance.

Yours very truly,

Cornell Capital Partners, LP

By: Mark Angelo
Its: President and Portfolio manager